A M E N D M E N T



Dated:                   May 18, 1992

To Be Effective:         May 18, 1992


                                         TO

                  TCW//DW NORTH AMERICAN GOVERNMENT BOND TRUST

                               DECLARATION OF TRUST

                              DATED FEBRUARY 19, 1992







                                            Amendment dated May 18, 1992
                                            to the Declaration of Trust
                                            (the "Delacration") of TCW/DW
                                            North American Government Bond
                                            Trust dated February 19, 1992


WHEREAS, the Trust was established by the Declaration on the date hereinabove set forth under the laws of the Commonwealth of Massachusetts; and

WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Trust to "TCW/DW North American Government Income Trust," to be effective on May 18, 1992:

        1. Section 1.1 of Article I of the Declaration is hereby amended so that the Section shall read in its entirety as follows:

        "Section 1.1. Name. The name of the Trust created hereby is the "TCW/DW North American Government Income Trust," and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name, (and the word "Trust" whenever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name."

        2. Subsection 1.2 Definitions.....

        "(o) "Trust" means the TCW/DW North American Government Income Trust."

        3. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.









                          Amendment Dated May 18, 1992 to
                                Declaration of Trust
                     TCW/DW North American Government Income Trust

        The undersigned hereby certifies that he is the Secretary of TCW/DW North American Government Income Trust (the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts by Trust dated February 19, 1992, that annexed hereto is an Amendment to the Declaration of Trust of the Trust adopted by a majority of Trustees of the Trust as a meeting on May 18, 1992, as provided in Section 9.3 of the said Declaration, said Amendment to take effect immediately, and I do hereby further certify that such Amendment has not been amended and is on the date hereof in full force and effect.

        Dated this 18th day of May, 1992.



                                              /s/ Sheldon Curtis
                                            --------------------------------
                                              Sheldon Curtis
                                              Secretary








STATE OF NEW  YORK}
                 : ss.:
COUNTY OF NEW YORK}

        On this 18th day of May, 1992, SHELDON CURTIS, known to me to be the individual described in and who executed the foregoing instrument, personally appeared before me and he severally acknowledged the foregoing instrument to be his free act and deed.


                                              /s/ Barry Fink
                                           -------------------------------
                                                  Notary Public



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